Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TScan Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other(2)	5,187,143 shares(3)	$2.03(2)	$10,529,900.29(2)	$0.00015310	$1,612.13

Equity	Common Stock, $0.0001 par value per share	Other(4)	565,906 shares(5)	$1.73(4)	$979,017.38(4)	$0.00015310	$149.89

Total Offering Amounts					$11,508,917.67		$1,762.02

Total Fee Offsets							$0

Net Fee Due							$1,762.02

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), which become issuable under the TScan Therapeutics, Inc. Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and the TScan Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

The price of $2.03 per share, which is the average of the high and low sale prices of the Registrant’s Common Stock on the Nasdaq Global Market on February 27, 2025, is set forth solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act.

(3)

Represents an automatic increase of 5,187,143 shares of Common Stock to the number of shares available for issuance under the 2021 Plan, effective January 1, 2025. Shares available for issuance under the 2021 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 16, 2021 (Registration No. 333-257941), March 9, 2022 (Registration No. 333-263380), March 8, 2023 (Registration No. 333-270343), June 16, 2023 (Registration No. 333-272733), March 6, 2024 (Registration No. 333-277695) and June 14, 2024 (Registration No. 333-280212).

(4)

The price of $1.73 per share, which is 85% of the average of the high and low sale prices of the Registrant’s Common Stock the Nasdaq Global Market on February 27, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. Pursuant to the 2021 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the purchase date, whichever is less.

(5)

Represents an automatic increase 565,906 shares of Common Stock to the number of shares available under the 2021 ESPP, effective January 1, 2025. Shares available for issuance under the 2021 ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 16, 2021 (Registration No. 333-257941), March 9, 2022 (Registration No. 333-263380), March 8, 2023 (Registration No. 333-270343) and March 6, 2024 (Registration No. 333-277695).